EXHIBIT 10.20

EMPLOYMENT AGREEMENT BETWEEN NVIDIA AND MARVIN BURKETT

August 12, 2002

Marvin Burkett
2701 San Tomas Expressway
Santa Clara, CA 95050

Dear Marv,

NVIDIA Corporation is pleased to confirm our offer of employment for the position of Chief Financial Officer, reporting to Jen-Hsun Huang, based out of the Santa Clara office. The salary for this position will be at a starting rate of $25,000.00 per month, $300,000.00 annually, less payroll deductions and all required withholdings.

Provided that you remain employed by the Company for a six month period of time beginning on your start date, and provided that you satisfactorily perform your employment duties on a full-time basis during that entire six month time period, you shall receive a one-time lump sum bonus of $150,000, less standard deductions and withholdings, paid within fifteen days of the six month anniversary of your start date (the “First Bonus”). Provided that you remain employed by the Company from the six month anniversary date of your start date through the one year anniversary of your start date, and provided that you satisfactorily perform your employment duties on a full-time basis during that entire six-month time period, you shall receive a second one-time lump sum bonus of $150,000, less standard deductions and withholdings, paid on the one year anniversary of your start date (the “Second Bonus”). The First Bonus shall be considered earned as of your sixth month anniversary date and no pro-rata portion shall be earned or paid if your employment ends for any reason prior to that time. The Second Bonus shall be considered earned as of your one year anniversary date and no pro-rata portion shall be earned or paid if your employment ends for any reason prior to that time. You also may be eligible to receive future bonuses as determined by the Company.

The stock options will be 400,000 shares, subject to approval by the Board of Directors. The option price cannot be guaranteed until after the options are approved. Options are approved at the end of each month. You will be paid semi-monthly and you will be eligible for the following company benefits: health insurance, vacation, sick leave, holidays, Employee Stock Purchase Plan and a 401(k) Plan. NVIDIA can change your duties, compensation, and benefits at its discretion.

In the event your employment with the Company is involuntarily terminated (i) within the first twelve (12) months of your employment, and (ii) as a direct result of the successful completion of an Acquisition of the Company, with respect to your initial stock option, as of the date your employment ends, you will vest in (and be able to exercise) the number of shares that would have vested had you remained employed with the Company for one year from the date your employment began. For purposes of this paragraph, an Acquisition of the Company means: (1) the sale or other disposition of all or substantially all of the assets of the Company, other than in connection with a reorganization; (2) a merger, reverse merger or consolidation of the Company where the stockholders immediately prior to the merger do not own fifty percent (50%) of the combined voting power of the surviving corporation after the merger; or (3) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing at least fifty percent (50%) of the combined voting power.

In connection with your employment with NVIDIA, you will be working with and have access to certain confidential and proprietary information relating to NVIDIA’s business, it’s employees, and third parties. Attached is a copy of a Proprietary Information Agreement, which you must read and sign prior to beginning your employment. If you have questions regarding the agreement, please contact John McSorley, Vice President of Human Resources.

You may terminate your employment with the Company at any time simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. You should bring the appropriate document(s) with you (see attached Employment Verification letter that lists acceptable documents) when you report to work.

I’m sending along an extra copy of this letter. If you wish to accept employment at NVIDIA under the terms described above, please indicate by signing this letter below and returning it immediately to John McSorley, Vice President of Human Resources. Please also take time to review and sign the Proprietary Information Agreement and return to John McSorley on or before your start date. If you accept our offer, we would like you to start no later than Monday August 19, 2002. This offer is valid until Monday August 12, 2002.

This letter, together with the attached Proprietary Information Agreement contains the entire agreement between you and NVIDIA concerning your employment relationship. It cannot be modified except in a signed agreement and it supersedes any other representations or promises made to you by anyone, whether oral or written.

We are excited about having you join us. We look forward to your favorable reply and to a productive and enjoyable work relationship. Please report to work at 8:30AM on your start date for orientation.

Sincerely,

/s/ JOHN MCSORLEY
John McSorley Vice President of Human Resources NVIDIA Corporation, Inc.

/s/ MARV BURKETT Accepted	August 12, 2002 Date	August 20, 2002 Starting Date